Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2018 Fourth Quarter Results

BATON ROUGE, LA (January 28, 2019) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended December 31, 2018. The Company reported net income of $3.3 million, or $0.34 per diluted common share, for the fourth quarter of 2018, compared to $4.0 million, or $0.41 per diluted common share, for the quarter ended September 30, 2018, and $2.3 million, or $0.25 per diluted common share, for the quarter ended December 31, 2017.

On a non-GAAP basis, core earnings per diluted common share for the fourth quarter were $0.45 compared to $0.41 for the third quarter of 2018 and $0.34 for the quarter ended December 31, 2017. Core earnings exclude certain non-operating items including, but not limited to, acquisition expense, severance, and discrete tax items (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“The board of directors and management were very pleased with Investar’s fourth quarter results. We experienced solid organic loan growth of 3.1% during the quarter and have grown loans 11.3% for the year. Deposits grew 5.1% for the quarter and 11.1% for the year. In the fourth quarter, our investments in people and infrastructure began to take hold as indicated by our quarterly and year-end results. Investar is positioned for a very constructive 2019 with good momentum going into the new year.
We continue to focus on our shareholders by increasing our dividend by 59% in 2018 and repurchasing 132,484 shares of our common stock. Investar is committed to providing long-term value to our dedicated shareholder base.
In October, we signed a definitive agreement to acquire Mainland Bank which will expand our footprint into the greater Houston area. We are excited to be a regional bank and believe this acquisition complements our strategy of increasing market share through partnerships with organizations having strong core deposit funding, solid commercial banking and credit practices, and exemplary customer service. The shareholders of Mainland Bank have approved the acquisition, and we expect to close the transaction in the first quarter of 2019. As we enter 2019, we continue to focus on quality loans and deposits and improving our return on assets and efficiency ratios, which will assist in delivering on our commitment of growing the franchise and increasing shareholder value.”
Fourth Quarter Highlights

•
Total revenues, or interest and noninterest income, for the quarter ended December 31, 2018 totaled $20.8 million, an increase of $0.8 million, or 3.9%, compared to the quarter ended September 30, 2018, and an increase of $3.8 million, or 22.7%, compared to the quarter ended December 31, 2017.

•
Total loans increased $42.4 million, or 3.1%, to $1.40 billion at December 31, 2018, compared to $1.36 billion at September 30, 2018, and increased $142.0 million, or 11.3% compared to $1.26 billion at December 31, 2017.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $509.1 million at December 31, 2018, an increase of $24.4 million, or 5.0%, compared to the business lending portfolio of $484.7 million at September 30, 2018, and an increase of $101.3 million, or 24.8%, compared to the business lending portfolio of $407.8 million at December 31, 2017.

•
Total deposits increased $66.1 million, or 5.1%, to $1.36 billion at December 31, 2018, compared to $1.30 billion at September 30, 2018, and increased $136.5 million, or 11.1%, compared to $1.23 billion at December 31, 2017.

•
The Bank opened its 21st full-service branch location in our Baton Rouge market as well as a freestanding Interactive Teller Machine (ITM) in Lake Charles, Louisiana, creating additional banking opportunities for existing and potential customers.

•
The Company repurchased 61,784 and 132,484 shares of its common stock through its stock repurchase program at an average price of $24.75 and $25.37 during the quarter and year ended December 31, 2018, respectively, leaving 86,240 shares available for repurchase.

•
On October 10, 2018, the Company announced that it has entered into a definitive agreement to acquire Mainland Bank, Texas City, Texas. Pursuant to the agreement, the shareholders of Mainland Bank will be entitled to receive an aggregate of approximately 764,000 shares of Company common stock, subject to certain adjustments. It is expected that shareholders of Mainland Bank will own approximately 7.4% of the combined company following the acquisition. Mainland Bank’s shareholders approved the transaction on January 14, 2019. The transaction is expected to close in the first quarter of 2019 and is subject to customary closing conditions, including approval of bank regulatory authorities.

Loans
Total loans were $1.40 billion at December 31, 2018, an increase of $42.4 million, or 3.1%, compared to September 30, 2018, and an increase of $142.0 million, or 11.3%, compared to December 31, 2017. We experienced the majority of our loan growth in the commercial real estate and commercial and industrial portfolios for both the quarter and year ended December 31, 2018 as we remain focused on relationship banking and growing our commercial loan portfolio.
The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	12/31/2018	9/30/2018	12/31/2017	$	%	$	%	12/31/2018	12/31/2017
Mortgage loans on real estate
Construction and development	$157,946	$160,921	$157,667	$(2,975)	(1.8)%	$279	0.2%	11.3%	12.5%
1-4 Family	287,137	286,976	276,922	161	0.1	10,215	3.7	20.5	22.0
Multifamily	50,501	50,770	51,283	(269)	(0.5)	(782)	(1.5)	3.6	4.1
Farmland	21,356	20,902	23,838	454	2.2	(2,482)	(10.4)	1.5	1.9
Commercial real estate
Owner-occupied	298,222	291,168	272,433	7,054	2.4	25,789	9.5	21.3	21.6
Nonowner-occupied	328,782	301,828	264,931	26,954	8.9	63,851	24.1	23.5	21.0
Commercial and industrial	210,924	193,563	135,392	17,361	9.0	75,532	55.8	15.0	10.8
Consumer	45,957	52,284	76,313	(6,327)	(12.1)	(30,356)	(39.8)	3.3	6.1
Total loans	$1,400,825	$1,358,412	$1,258,779	$42,413	3.1%	$142,046	11.3%	100%	100%
At December 31, 2018, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $509.1 million, an increase of $24.4 million, or 5.0%, compared to the business lending portfolio of $484.7 million at September 30, 2018, and an increase of $101.3 million, or 24.8%, compared to the business lending portfolio of $407.8 million at December 31, 2017. The increase in the business lending portfolio is mainly attributable to the growth in commercial and industrial loans primarily resulting from increased production of our new Commercial and Industrial Division.
Consumer loans, including indirect auto loans of $30.8 million, totaled $46.0 million at December 31, 2018, a decrease of $6.3 million, or 12.1%, compared to $52.3 million, including indirect auto loans of $35.9 million, at September 30, 2018, and a decrease of $30.4 million, or 39.8%, compared to $76.3 million, including indirect auto loans of $55.9 million, at December 31, 2017. The decrease in consumer loans is mainly attributable to the scheduled paydowns of this portfolio and is consistent with our business strategy.
Credit Quality
Nonperforming loans were $5.9 million, or 0.42% of total loans, at December 31, 2018, a decrease of $0.4 million compared to $6.3 million, or 0.47% of total loans, at September 30, 2018, and an increase of $2.2 million compared to $3.7 million, or 0.29% of total loans, at December 31, 2017. Included in nonperforming loans are loans acquired in 2017 with a balance of $3.8 million at December 31, 2018, or 64% of nonperforming loans, which is the primary reason for the increase in nonperforming loans compared to December 31, 2017.
The allowance for loan losses was $9.5 million, or 158.94% and 0.67% of nonperforming and total loans, respectively, at December 31, 2018, compared to $9.0 million, or 142.16% and 0.66%, respectively, at September 30, 2018, and $7.9 million, or 214.43% and 0.63%, respectively, at December 31, 2017.
The provision for loan losses was $0.6 million for the quarter ended December 31, 2018 compared to $0.8 million and $0.4 million for the quarters ended September 30, 2018 and December 31, 2017, respectively. The provision for loan losses is primarily attributable to loan growth during each of the quarters.
Deposits
Total deposits at December 31, 2018 were $1.36 billion, an increase of $66.1 million, or 5.1%, compared to September 30, 2018, and an increase of $136.5 million, or 11.1%, compared to December 31, 2017.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	12/31/2018	9/30/2018	12/31/2017	$	%	$	%	12/31/2018	12/31/2017
Noninterest-bearing demand deposits	$217,457	$214,190	$216,599	$3,267	1.5%	$858	0.4%	16.0%	17.7%
Interest-bearing demand deposits	295,212	245,569	208,683	49,643	20.2	86,529	41.5	21.7	17.0
Money market deposit accounts	179,340	179,071	146,140	269	0.2	33,200	22.7	13.2	11.9
Savings accounts	104,146	112,078	117,372	(7,932)	(7.1)	(13,226)	(11.3)	7.6	9.6
Time deposits	565,576	544,713	536,443	20,863	3.8	29,133	5.4	41.5	43.8
Total deposits	$1,361,731	$1,295,621	$1,225,237	$66,110	5.1%	$136,494	11.1%	100.0%	100.0%
Interest-bearing demand deposits increased $49.6 million, or 20.2% compared to September 30, 2018 and $86.5 million, or 41.5%, compared to December 31, 2017. Compared to September 30, 2018, approximately $15.0 million of the increase resulted from the transfer of funds from existing repurchase agreements into our new reciprocal deposit product introduced in the fourth quarter. The quarter and year to date growth in interest-bearing deposits is mainly attributable to our continued focus on relationship banking and growing our commercial relationships.
Net Interest Income
Net interest income for the fourth quarter of 2018 totaled $14.8 million, an increase of $0.4 million, or 2.9%, compared to the third quarter of 2018, and an increase of $2.0 million, or 15.5%, compared to the fourth quarter of 2017. Included in net interest income for the quarters ended December 31, 2018, September 30, 2018 and December 31, 2017 is $0.3 million, $0.6 million and $0.2 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarter ended December 31, 2018 is an interest recovery of $0.1 million on an acquired loan.
The increase in net interest income in the fourth quarter of 2018 compared to the same quarter last year was primarily driven by growth in loan and securities balances and the yields earned on those balances, partially offset by an increase in interest expense as we funded the increase in interest-earning assets with increased deposits and borrowings. Interest income for the fourth quarter of 2018 increased $2.7 million and $1.3 million due to increases in the volume and yield, respectively, of interest-earning assets. These increases were partially offset by increases in interest expense of $0.5 million and $1.5 million due to increases in the volume and cost, respectively, of interest-bearing liabilities compared to the fourth quarter of 2017.
The Company’s net interest margin was 3.53% for the quarter ended December 31, 2018 compared to 3.56% for the quarter ended September 30, 2018 and 3.55% for the quarter ended December 31, 2017. The yield on interest-earning assets was 4.75% for the quarter ended December 31, 2018 compared to 4.65% for the quarter ended September 30, 2018 and 4.42% for the quarter ended December 31, 2017. The decrease in net interest margin for the quarter ended December 31, 2018 compared to the quarters ended September 30, 2018 and December 31, 2017 was driven by an increase in the cost of funds required to fund the increase in assets.
Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as a $0.1 million interest recovery in the quarter ended December 31, 2018 and a $40,000 interest recovery in the quarter ended December 31, 2017, net interest margin would have been 3.43% for the quarter ended December 31, 2018 compared to 3.42% for the quarter ended September 30, 2018 and 3.48% for the quarter ended December 31, 2017, while the yield on interest-earning assets would have been 4.65% for the quarter ended December 31, 2018 compared to 4.51% and 4.35% for the quarters ended September 30, 2018 and December 31, 2017, respectively.
The cost of deposits increased 18 basis points to 1.32% for the quarter ended December 31, 2018 compared to 1.14% for the quarter ended September 30, 2018 and increased 40 basis points compared to 0.92% for the quarter ended December 31, 2017. The increase in the cost of deposits compared to the quarters ended September 30, 2018 and December 31, 2017 reflects the increased rates offered for our interest-bearing demand deposits and time deposits to remain competitive in our market in a rising interest rate environment and attract new deposits. We also made the strategic decision to get ahead of the rising interest rate curve in future quarters and increased our deposit rates during the third quarter of 2018. We experienced significant deposit growth in both the third and fourth quarters of 2018 at these higher rates, which contributed to the increase in the cost of deposits in the fourth quarter. The overall costs of funds for the quarter ended December 31, 2018 increased 16 and 43 basis points to 1.50% compared to 1.34% and 1.07% for the quarters ended September 30, 2018 and December 31, 2017, respectively. The increase in the cost of funds at December 31, 2018 compared to September 30, 2018 and December 31, 2017 is mainly a result of an increase in the cost of deposits but is also driven by the increased cost of borrowed funds used to finance loan and investment activity.

Noninterest Income
Noninterest income for the fourth quarter of 2018 totaled $0.8 million, a decrease of $0.4 million, or 31.3%, compared to the third quarter of 2018, and a decrease of $0.1 million, or 13.1%, compared to the fourth quarter of 2017. The decrease in noninterest income compared to the quarter ended September 30, 2018 is mainly attributable to a $0.3 million decrease in the fair value of equity securities.
The decrease in noninterest income compared to the fourth quarter of 2017 is primarily a result of a $0.3 million decrease in the fair value of equity securities and a $0.1 million decrease in servicing fees and fee income on serviced loans, partially offset by increases in service charges on deposit accounts and other operating income. Other operating income includes, among other things, various operations fees and income recognized on certain equity method investments.
Noninterest Expense
Noninterest expense for the fourth quarter of 2018 totaled $10.9 million, an increase of $0.7 million, or 6.4%, compared to the third quarter of 2018, and an increase of $1.3 million, or 13.5%, compared to the fourth quarter of 2017.
The increase in noninterest expense compared to the quarter ended September 30, 2018 is mainly attributable to the $0.6 million increase in other operating expenses. During the quarter ended December 31, 2018, a purchase agreement for a property held in other real estate owned (“OREO”) was executed, and the property was sold subsequent to the end of the quarter. A write-down of the property in the amount of $0.6 million was recorded during the quarter ended December 31, 2018 to reflect the amount of the purchase agreement less the cost to sell the property. Noninterest expense also increased due to a $0.3 million increase in acquisition expense recorded in relation to the pending acquisition of Mainland Bank, announced in October 2018. The increases in acquisition expense and other operating expenses were offset by a $0.4 million decrease in salaries and employee benefits, primarily a result of $0.3 million of severance expense recognized in the quarter ended September 30, 2018 as part of a staffing optimization plan focused on the operations of our recent acquisitions.
The increase in noninterest expense compared to the fourth quarter of 2017 is primarily attributable to the $0.8 million and $0.9 million increases in salaries and employee benefits and other operating expenses, respectively, partially offset by a $0.5 million decrease in acquisition expense. The increase in salaries and employee benefits compared to the fourth quarter of 2017 is mainly attributable to the staffing mix, including the addition of our new Commercial and Industrial Division, which includes five new lenders and related support staff. The increase in other operating expenses is primarily attributable to the $0.6 million write-down of an OREO property discussed above.
Taxes
The Company recorded income tax expense of $0.8 million for the quarter ended December 31, 2018, which equates to an effective tax rate of 19.5%, an increase from the effective tax rate of 11.3% and a decrease from the effective tax rate of 39.5% for the quarters ended September 30, 2018 and December 31, 2017, respectively. The decrease in the effective tax rate compared to the quarter ended December 31, 2017 is primarily a result of the Tax Cuts and Jobs Act, which lowered the federal corporate income tax rate to 21% from 35%, effective January 1, 2018. In addition, the income tax expense for the quarter ended December 31, 2017 includes a one-time charge of $0.3 million as a result of the revaluation of the Company’s deferred tax assets and liabilities required following the enactment of the Tax Cuts and Jobs Act. The increase in the effective tax rate compared to the quarter ended September 30, 2018 is due to a discrete tax benefit of $0.3 million recorded during the third quarter related to return-to-provision adjustments. Management expects the Company’s effective tax rate to approximate 20% in 2019.
Basic and Diluted Earnings Per Common Share
The Company reported basic and diluted earnings per common share of $0.35 and $0.34, respectively, for the quarter ended December 31, 2018, a decrease of $0.07 compared to basic and diluted earnings per common share of $0.42 and $0.41, respectively, for the quarter ended September 30, 2018 and an increase of $0.10 and $0.09, respectively, compared to basic and diluted earnings per common share of $0.25 for the quarter ended December 31, 2017.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 21 full service banking offices located throughout its market. At December 31, 2018, the Company had 255 full-time equivalent employees.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana;

•	concentration of credit exposure; and

•	the satisfaction of the conditions to closing the pending acquisition of Mainland Bank and the ability to subsequently integrate it effectively.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”).

Additional Information for Investors and Shareholders
The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition of Mainland Bank, the Company has filed a registration statement on Form S-4 with the SEC. The registration statement includes a proxy statement of Mainland Bank, and constitutes a prospectus of the Company, which Mainland Bank has provided to its shareholders. Investors and shareholders are advised to read the proxy statement/prospectus because it contains important information about the Company, the Bank, Mainland Bank and the proposed transactions.
These and other documents relating to the merger filed by the Company can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing the “Investor Relations” section of the Company’s website at www.investarbank.com. Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to: Attn: Investor Relations, Investar Holding Corporation, P.O. Box 84207, Baton Rouge, Louisiana 70884-4207, or by calling (225) 227-2222.
This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended.

For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2018	9/30/2018	12/31/2017	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$19,927	$18,777	$15,967	6.1%	24.8%
Total interest expense	5,120	4,392	3,150	16.6	62.5
Net interest income	14,807	14,385	12,817	2.9	15.5
Provision for loan losses	593	785	395	(24.5)	50.1
Total noninterest income	836	1,217	962	(31.3)	(13.1)
Total noninterest expense	10,906	10,254	9,608	6.4	13.5
Income before income taxes	4,144	4,563	3,776	(9.2)	9.7
Income tax expense	807	516	1,492	56.4	(45.9)
Net income	$3,337	$4,047	$2,284	(17.5)	46.1

AVERAGE BALANCE SHEET DATA
Total assets	$1,766,094	$1,705,733	$1,534,917	3.5%	15.1%
Total interest-earning assets	1,663,816	1,603,711	1,434,164	3.7	16.0
Total loans	1,381,580	1,311,158	1,169,686	5.4	18.1
Total interest-bearing deposits	1,116,734	1,045,326	957,847	6.8	16.6
Total interest-bearing liabilities	1,350,743	1,301,248	1,171,884	3.8	15.3
Total deposits	1,342,145	1,260,913	1,147,782	6.4	16.9
Total stockholders’ equity	180,682	178,735	160,485	1.1	12.6

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.35	$0.42	$0.25	(16.7)%	40.0%
Diluted earnings per common share	0.34	0.41	0.25	(17.1)	36.0
Core Earnings(1):
Core basic earnings per common share(1)	0.46	0.42	0.35	9.5	31.4
Core diluted earnings per common share(1)	0.45	0.41	0.34	9.8	32.4
Book value per common share	19.22	18.69	18.15	2.8	5.9
Tangible book value per common share(1)	17.13	16.60	16.06	3.2	6.7
Common shares outstanding	9,484,219	9,545,701	9,514,926	(0.6)	(0.3)
Weighted average common shares outstanding - basic	9,519,470	9,563,550	8,981,014	(0.5)	6.0
Weighted average common shares outstanding - diluted	9,623,636	9,682,880	9,052,213	(0.6)	6.3

PERFORMANCE RATIOS
Return on average assets	0.75%	0.94%	0.59%	(20.2)%	27.1%
Core return on average assets(1)	0.98	0.92	0.81	6.5	21.0
Return on average equity	7.33	8.98	5.65	(18.4)	29.7
Core return on average equity(1)	9.55	8.81	7.77	8.4	22.9
Net interest margin	3.53	3.56	3.55	(0.8)	(0.6)
Net interest income to average assets	3.33	3.35	3.31	(0.6)	0.6
Noninterest expense to average assets	2.45	2.39	2.48	2.5	(1.2)
Efficiency ratio(2)	69.72	65.72	69.73	6.1	—
Core efficiency ratio(1)	62.52	64.09	63.73	(2.4)	(1.9)
Dividend payout ratio	14.47	10.63	12.38	36.1	16.9
Net charge-offs to average loans	0.01	0.02	0.01	(50.0)	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2018	9/30/2018	12/31/2017	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.54%	0.61%	0.46%	(11.5)%	17.4%
Nonperforming loans to total loans	0.42	0.47	0.29	(10.6)	44.8
Allowance for loan losses to total loans	0.67	0.66	0.63	1.5	6.3
Allowance for loan losses to nonperforming loans	158.94	142.16	214.43	11.8	(25.9)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.20%	10.28%	10.64%	(0.8)%	(4.1)%
Tangible equity to tangible assets(1)	9.20	9.24	9.53	(0.4)	(3.5)
Tier 1 leverage ratio	9.81	10.08	10.66	(2.7)	(8.0)
Common equity tier 1 capital ratio(2)	11.15	11.36	11.75	(1.8)	(5.1)
Tier 1 capital ratio(2)	11.59	11.82	12.24	(1.9)	(5.3)
Total capital ratio(2)	13.46	13.71	14.22	(1.8)	(5.3)
Investar Bank:
Tier 1 leverage ratio	10.72	10.98	11.63	(2.4)	(7.8)
Common equity tier 1 capital ratio(2)	12.67	12.88	13.35	(1.6)	(5.1)
Tier 1 capital ratio(2)	12.67	12.88	13.35	(1.6)	(5.1)
Total capital ratio(2)	13.31	13.52	13.95	(1.6)	(4.6)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for December 31, 2018.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
ASSETS
Cash and due from banks	$15,922	$21,151	$19,619
Interest-bearing balances due from other banks	1,212	3,352	10,802
Federal funds sold	6	285	—
Cash and cash equivalents	17,140	24,788	30,421

Available for sale securities at fair value (amortized cost of $253,504, $238,443, and $220,077, respectively)	248,981	230,747	217,564
Held to maturity securities at amortized cost (estimated fair value of $15,805, $16,691, and $17,947, respectively)	16,066	17,030	17,997
Loans, net of allowance for loan losses of $9,454, $9,021, and $7,891, respectively	1,391,371	1,349,391	1,250,888
Other equity securities	13,562	12,671	9,798
Bank premises and equipment, net of accumulated depreciation of $9,898, $9,332, and $7,825, respectively	40,229	39,831	37,540
Other real estate owned, net	3,611	4,227	3,837
Accrued interest receivable	5,553	5,073	4,688
Deferred tax asset	1,145	1,768	1,294
Goodwill and other intangible assets, net	19,787	19,902	19,926
Bank-owned life insurance	23,859	23,702	23,231
Other assets	5,165	6,185	5,550
Total assets	$1,786,469	$1,735,315	$1,622,734

LIABILITIES
Deposits
Noninterest-bearing	$217,457	$214,190	$216,599
Interest-bearing	1,144,274	1,081,431	1,008,638
Total deposits	1,361,731	1,295,621	1,225,237
Advances from Federal Home Loan Bank	206,490	208,083	166,658
Repurchase agreements	1,999	17,931	21,935
Subordinated debt	18,215	18,203	18,168
Junior subordinated debt	5,845	5,832	5,792
Accrued taxes and other liabilities	9,927	11,238	12,215
Total liabilities	1,604,207	1,556,908	1,450,005

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,484,219, 9,545,701, and 9,514,926 shares outstanding, respectively	9,484	9,546	9,515
Surplus	130,133	131,333	131,582
Retained earnings	45,721	42,868	33,203
Accumulated other comprehensive loss	(3,076)	(5,340)	(1,571)
Total stockholders’ equity	182,262	178,407	172,729
Total liabilities and stockholders’ equity	$1,786,469	$1,735,315	$1,622,734

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the twelve months ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
INTEREST INCOME
Interest and fees on loans	$17,996	$16,905	$14,407	$66,750	$47,863
Interest on investment securities	1,795	1,710	1,428	6,608	5,055
Other interest income	136	162	132	533	428
Total interest income	19,927	18,777	15,967	73,891	53,346

INTEREST EXPENSE
Interest on deposits	3,721	2,994	2,233	11,394	8,050
Interest on borrowings	1,399	1,398	917	5,127	2,779
Total interest expense	5,120	4,392	3,150	16,521	10,829
Net interest income	14,807	14,385	12,817	57,370	42,517

Provision for loan losses	593	785	395	2,570	1,540
Net interest income after provision for loan losses	14,214	13,600	12,422	54,800	40,977

NONINTEREST INCOME
Service charges on deposit accounts	399	368	293	1,453	767
(Loss) Gain on sale of investment securities, net	(23)	15	50	14	292
Gain (loss) on sale of fixed assets, net	—	9	(57)	98	127
(Loss) gain on sale of other real estate owned, net	(20)	—	(5)	(24)	27
Servicing fees and fee income on serviced loans	190	232	329	963	1,482
Interchange fees	247	239	168	932	537
Income from bank owned life insurance	157	159	91	628	245
Change in the fair value of equity securities	(306)	36	—	(267)	—
Other operating income	192	159	93	521	338
Total noninterest income	836	1,217	962	4,318	3,815
Income before noninterest expense	15,050	14,817	13,384	59,118	44,792

NONINTEREST EXPENSE
Depreciation and amortization	682	644	556	2,553	1,865
Salaries and employee benefits	6,280	6,646	5,486	25,469	18,681
Occupancy	326	337	324	1,378	1,150
Data processing	490	493	521	2,090	1,690
Marketing	84	71	151	237	422
Professional fees	287	281	224	1,051	950
Acquisition expenses	341	—	819	1,445	1,868
Other operating expenses	2,416	1,782	1,527	7,659	5,716
Total noninterest expense	10,906	10,254	9,608	41,882	32,342
Income before income tax expense	4,144	4,563	3,776	17,236	12,450
Income tax expense	807	516	1,492	3,630	4,248
Net income	$3,337	$4,047	$2,284	$13,606	$8,202

EARNINGS PER SHARE
Basic earnings per common share	$0.35	$0.42	$0.25	$1.41	$0.96
Diluted earnings per common share	$0.34	$0.41	$0.25	$1.39	$0.96
Cash dividends declared per common share	$0.05	$0.05	$0.03	$0.17	$0.10

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,381,580	$17,996	5.17%	$1,311,158	$16,905	5.12%	$1,169,686	$14,407	4.89%
Securities:
Taxable	230,170	1,592	2.74	230,299	1,506	2.60	203,011	1,221	2.39
Tax-exempt	33,913	203	2.37	34,108	204	2.37	35,060	207	2.34
Interest-bearing balances with banks	18,153	136	2.97	28,146	162	2.29	26,407	132	1.98
Total interest-earning assets	1,663,816	19,927	4.75	1,603,711	18,777	4.65	1,434,164	15,967	4.42
Cash and due from banks	18,252			16,938			22,520
Intangible assets	19,835			19,926			15,655
Other assets	73,415			73,722			70,254
Allowance for loan losses	(9,224)			(8,564)			(7,676)
Total assets	$1,766,094			$1,705,733			$1,534,917

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$448,110	$1,162	1.03	$394,545	$823	0.83	$348,573	$608	0.69
Savings deposits	106,492	151	0.56	117,795	140	0.47	105,896	138	0.52
Time deposits	562,132	2,408	1.70	532,986	2,031	1.51	503,378	1,487	1.17
Total interest-bearing deposits	1,116,734	3,721	1.32	1,045,326	2,994	1.14	957,847	2,233	0.92
Short-term borrowings	138,443	699	2.00	157,595	727	1.83	135,126	430	1.26
Long-term debt	95,566	700	2.91	98,327	671	2.71	78,911	487	2.45
Total interest-bearing liabilities	1,350,743	5,120	1.50	1,301,248	4,392	1.34	1,171,884	3,150	1.07
Noninterest-bearing deposits	225,411			215,587			189,935
Other liabilities	9,258			10,163			12,613
Stockholders’ equity	180,682			178,735			160,485
Total liability and stockholders’ equity	$1,766,094			$1,705,733			$1,534,917
Net interest income/net interest margin		$14,807	3.53%		$14,385	3.56%		$12,817	3.55%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the twelve months ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,306,264	$66,750	5.11%	$1,013,502	$47,863	4.72%
Securities:
Taxable	222,948	5,793	2.60	180,769	4,265	2.36
Tax-exempt	34,159	815	2.39	32,427	790	2.44
Interest-bearing balances with banks	24,126	533	2.21	28,524	428	1.50
Total interest-earning assets	1,587,497	73,891	4.65	1,255,222	53,346	4.25
Cash and due from banks	17,219			15,534
Intangible assets	19,927			8,892
Other assets	73,472			61,387
Allowance for loan losses	(8,491)			(7,368)
Total assets	$1,689,624			$1,333,667

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$394,336	$3,206	0.81	$317,755	$2,223	0.70
Savings deposits	116,544	567	0.49	78,444	446	0.57
Time deposits	530,881	7,621	1.44	456,690	5,381	1.18
Total interest-bearing deposits	1,041,761	11,394	1.09	852,889	8,050	0.94
Short-term borrowings	145,090	2,511	1.73	129,109	1,430	1.11
Long-term debt	95,692	2,616	2.73	47,922	1,349	2.81
Total interest-bearing liabilities	1,282,543	16,521	1.29	1,029,920	10,829	1.05
Noninterest-bearing deposits	220,068			147,856
Other liabilities	9,817			10,782
Stockholders’ equity	177,196			145,109
Total liability and stockholders’ equity	$1,689,624			$1,333,667
Net interest income/net interest margin		$57,370	3.61%		$42,517	3.39%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
Tangible common equity
Total stockholders’ equity	$182,262	$178,407	$172,729
Adjustments:
Goodwill	17,424	17,424	17,086
Core deposit intangible	2,263	2,378	2,740
Trademark intangible	100	100	100
Tangible common equity	$162,475	$158,505	$152,803
Tangible assets
Total assets	$1,786,469	$1,735,315	$1,622,734
Adjustments:
Goodwill	17,424	17,424	17,086
Core deposit intangible	2,263	2,378	2,740
Trademark intangible	100	100	100
Tangible assets	$1,766,682	$1,715,413	$1,602,808

Common shares outstanding	9,484,219	9,545,701	9,514,926
Tangible equity to tangible assets	9.20%	9.24%	9.53%
Book value per common share	$19.22	$18.69	$18.15
Tangible book value per common share	17.13	16.60	16.06

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		12/31/2018	9/30/2018	12/31/2017
Net interest income	(a)	$14,807	$14,385	$12,817
Provision for loan losses		593	785	395
Net interest income after provision for loan losses		14,214	13,600	12,422

Noninterest income	(b)	836	1,217	962
Loss (gain) on sale of investment securities, net		23	(15)	(50)
Loss on sale of other real estate owned, net		20	—	5
(Gain) loss on sale of fixed assets, net		—	(9)	57
Change in the fair value of equity securities		306	(36)	—
Core noninterest income	(d)	1,185	1,157	974

Core earnings before noninterest expense		15,399	14,757	13,396

Total noninterest expense	(c)	10,906	10,254	9,608
Acquisition expense		(341)	—	(819)
Severance		—	(293)	—
Write down of other real estate owned		(567)	—	—
Core noninterest expense	(f)	9,998	9,961	8,789

Core earnings before income tax expense		5,401	4,796	4,607
Core income tax expense(1)		1,053	825	1,462
Core earnings		$4,348	$3,971	$3,145

Core basic earnings per common share		0.46	0.42	0.35

Diluted earnings per common share (GAAP)		$0.34	$0.41	$0.25
Loss (gain) on sale of investment securities, net		—	—	—
Loss on sale of other real estate owned, net		—	—	—
(Gain) loss on sale of fixed assets, net		—	—	—
Change in the fair value of equity securities		0.03	—
Acquisition expense		0.03	—	0.06
Write down of other real estate owned		0.05	—	—
Severance		—	0.03	—
Discrete tax benefit related to return-to-provision adjustments		—	(0.03)	—
One-time charge to income tax expense		—	—	0.03
Core diluted earnings per common share		$0.45	$0.41	$0.34

Efficiency ratio	(c) / (a+b)	69.72%	65.72%	69.73%
Core efficiency ratio	(f) / (a+d)	62.52%	64.09%	63.73%
Core return on average assets(2)		0.98%	0.92%	0.81%
Core return on average equity(2)		9.55%	8.81%	7.77%
Total average assets		$1,766,094	$1,705,733	$1,534,917
Total average stockholders’ equity		180,682	178,735	160,485

(1) Core income tax expense is calculated using the effective tax rate of 19.5% for the quarter ended December 31, 2018, and effective rate of 17.2%, prior to the discrete tax benefit of $0.3 million related to return-to-provision adjustments for the quarter ended September 30, 2018, and an effective tax rate of 31.7% prior to the one-time charge of $0.3 million to tax expense as a result of the Tax Cuts and Jobs Act for the quarter ended December 31, 2017.

(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.